                              EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT made as of this 11th day of January, 1999, by and between Vion Pharmaceuticals, Inc., a Delaware corporation (the "Company"), and Alan Kessman (the "Executive").

         WHEREAS, the Executive is acting as President and Chief Executive Officer of the Company pursuant to an agreement dated January 11, 1999 (the "January 1999 Agreement"); and

         WHEREAS, the Board of Directors of the Company (the "Board") recognizes that the Executive's long-term contribution to the growth and success of the Company is essential and the Board desires to provide for the long-term employment of the Executive on terms which the Board has determined will reinforce and encourage the attention and dedication to the Company of the Executive as a member of the Company's management, in the best interests of the Company and its shareholders; and

         WHEREAS, the Executive is willing to commit himself to serve the Company, on the terms and conditions herein provided.

         NOW THEREFORE, in order to effect the foregoing, the Company and the Executive wish to enter into a new employment agreement on the terms and conditions set forth below. Accordingly, in consideration of premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

         1. Employment. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company, on the terms and conditions set forth herein.

         2. Term. The employment of the Executive by the Company as provided in
Section 1 will end on December 31, 2003.

         3. Position and Duties. The Executive shall serve as President and Chief Executive Officer of the Company reporting only to the Board, shall have supervision and control over, and responsibility for, the general management of the affairs of the Company and shall have all of the responsibilities, duties and authority usually incident to the office of chief executive officer and such responsibilities, duties and authority as he may have as of the date hereof and as may reasonably from time to time be assigned to him by the Board, provided that the nature of the Executive's responsibilities, duties and authority shall at all times be those of chief executive officer of the Company in charge of the general management of the Company.

         The Executive agrees to devote substantially all his working time, efforts and skills to the business and affairs of the Company during the Company's normal business hours, but nothing in this Agreement shall preclude the Executive, with the approval of the Board of Directors, from devoting reasonable periods required for: (i) participating in charitable and community activities, and (ii) serving as a director or member of an advisory committee of any corporation not in competition with the Company, or as an officer, trustee or director of any charitable, educational, philanthropic or social entities, provided that the performance of his duties and responsibilities in any of such capacities does not interfere with the regular performance of his duties and responsibilities hereunder.

         4. Place of Performance. In connection with the Executive's employment by the Company, the Executive shall perform the duties of his employment at the principal executive offices of the Company in New Haven, Connecticut (the "Headquarters"), except for required travel on Company business. The Company and the Executive agree that the Company's principal executive offices shall at all times during the term of this Agreement be located in New Haven, Connecticut or in such other location within either a 25 mile radius of the current Headquarters or within a 25 mile radius of Stamford, Connecticut.

         5. Compensation and Related Matters.

         (a) Salary. During the period of the Executive's employment, the Company shall pay to the Executive an annual base salary at a rate equal to $400,000 commencing on the date hereof, or, effective from time to time from and after January 1, 2001, at such greater rate as the Board shall from time to time determine based upon the Executive's job performance (hereinafter referred to as the "Base Salary") payable in substantially equal installments in accordance with the Company's normal salary payment procedures. Any increase in the Base Salary or other compensation shall in no way limit or reduce any other obligation of the Company hereunder and, once established at an increased specified rate, the Base Salary hereunder shall not thereafter be reduced without the Executive's written consent, except for across-the-board salary reductions similarly affecting all management personnel of the Company.

         (b) Bonuses. The Executive will be eligible for an annual bonus based on the achievement of specified Company goals (as determined by the Board with input from the Executive), with a maximum bonus of 50% of Base Salary during the fiscal year with respect to which such bonus is awarded.

         (c) Expenses. During the term of the Executive's employment hereunder, the Executive shall be entitled to receive reimbursement for all reasonable and customary out-of-pocket expenses incurred by the Executive in performing services hereunder, including all expenses of travel and similar expenses while away from home on business or at the request of and in the service of the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company from time to time.

         (d) Company Benefits. The Executive shall be entitled to participate in and enjoy, all of the employee compensation and benefit plans and arrangements and all of the perquisites in which executive officers of the Company participate (including without limitation, from time to time as applicable, each retirement and bonus plan, stock option plan, group life, medical and hospitalization insurance plans, and disability plan). The Executive shall be entitled to participate in or receive benefits under any employee benefit plan, arrangement or perquisite made available by the Company in the future to its executive officers, subject to and on a basis consistent with the terms, conditions and overall administration of such plans, arrangements and perquisites. Any payments or benefits payable to the Executive under this
Section 5 in respect of any calendar year during which the Executive is employed by the Company for less than the entire such year shall, unless otherwise provided in the applicable plan or arrangement, be prorated in accordance with the number of days in such calendar year during which he is so employed. Notwithstanding the foregoing, the Executive shall be entitled, at no additional cost to the Executive, to $1 million in term life insurance coverage (and shall be entitled to select the beneficiary thereof) pursuant to the Company's group policy, in lieu of the amount to which the Executive would otherwise be entitled pursuant to the Company's standard benefits practices.

         (e) Vacations. The Executive shall be entitled in each calendar year to the greater of (i) four weeks of paid vacation or (ii) the maximum amount of paid vacation provided to any executive of the Company, such amount to be prorated for any partial years. The Executive shall also be entitled to all paid holidays and personal days given by the Company to its executive officers.

         (f) Special Benefits. The Company shall make payments on behalf of the Executive for the following personal insurance policies (the "Personal Insurance Policies") at levels currently in effect as follows:

                  (i) Whole-Life Policy. The Company shall pay the $11,500 annual cost of the Executive's current whole-life insurance policy and the Executive shall reimburse the Company for $2,500 of such amount, or shall reimburse the Company based upon the same ratio in the event of a change in the annual premium;

                  (ii) AD&D Policy. The Company shall pay the entire annual cost of the Executive's current accidental death and dismemberment insurance policy; and

                  (iii) Long-Term Disability Policy. The Company shall pay the $9,000 annual cost of the Executive's current personal long-term disability insurance policy with and the Executive shall reimburse the Company for $1,000 of such amount, or shall reimburse the Company based upon the same ratio in the event of a change in the annual premium.

         Reimbursement of amounts due from the Executive to the Company pursuant to this Section 5(f) may be made through automatic withholding of salary amounts otherwise payable to the Executive pursuant to this Agreement.

         (g) Stock Options. Subject to approval by the Board and based upon the satisfactory job performance of the Executive, it is the parties' intention that the Executive will be granted stock options from time to time in order to achieve ownership upon exercise of all options held by the Executive of approximately 3-5% of the Company's common stock, but the making of any such grant or award and all terms and conditions of such future grants or awards shall be entirely within the discretion of the Board.

         (h) Tax Adjustment Payment. Within thirty (30) days after the Executive exercises a previously granted stock option to purchase 220,000 shares of Company common stock at a price of $5.25 per share and within thirty (30) days after the Executive notifies the Company of the subsequent sale or transfer of such underlying shares, the Company shall make payment to the Executive in the amount necessary to pay any taxes due upon exercise of such option and upon the subsequent sale or transfer thereof (the "Tax Payment Amount"). In addition, the Company shall pay to the Executive at the time of payment of the Tax Payment Amount, the amount necessary to pay Federal and state income tax with respect to the Executive's receipt of the Tax Payment Amount using the highest marginal individual rate (the "Gross-Up Amount").

         6. Termination. The Executive's employment hereunder may be terminated without any breach of this Agreement only under the following circumstances:

         (a) Death. The Executive's employment hereunder shall terminate upon his death.

         (b) Disability. If: (i)(A), as a result of the Executive's incapacity due to accident or physical or mental illness, the Executive shall not have substantially performed his duties hereunder on a full-time basis for the entire period of six consecutive months, or (B) the Executive suffers a substantial impairment of his mental or physical functions that renders him incapable of performing his duties hereunder and such impairment is reasonably expected to continue for at least six months, and (ii) within thirty (30) days after written notice of termination is given the Executive shall not have returned to the performance of his duties hereunder on a full-time basis, the Company may terminate the Executive's employment hereunder.

         (c) Cause. The Company may terminate the Executive's employment hereunder for Cause. For purposes of this Agreement, the Company shall have "Cause" to terminate the Executive's employment hereunder upon: (i) the willful and continued failure by the Executive to substantially perform his duties hereunder or under any other contractual obligation to the Company (other than any such failure resulting from the Executive's death or incapacity due to accident or physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination, as defined in Section 6(f), by the Executive for Good Reason, as defined in

Section 6(d)(ii)), after written demand for substantial performance is delivered to the Executive by the Board that specifically identifies the manner in which the Board believes the Executive has not substantially performed his duties,
(ii) the engaging by the Executive in an act or acts of dishonesty constituting a felony under the laws of the United States or any state thereof and resulting or intended to result directly or indirectly in gain or personal enrichment at the expense of the Company, or (iii) the willful engaging by the Executive in conduct which is materially injurious to the Company, monetarily or otherwise (which shall include, but shall not be limited to, conduct described in Section
9). For purposes of this paragraph, no act, or failure to act, on the Executive's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interests of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause without a finding that in the good faith opinion of the Board the Executive was guilty of conduct set forth above in clause (i), (ii) or (iii) hereof.

         (d) Termination by the Executive.

                  (i) The Executive may terminate his employment hereunder (A) for Good Reason, or (B) in the absence of Good Reason, at any time after July 1, 2001 by giving ninety (90) days prior written notice of his intention to terminate.

                  (ii) For purposes of this Agreement, "Good Reason" shall mean, without the Executive's express written consent, the occurrence of any of the following circumstances unless such circumstances are fully corrected within thirty (30) days after the Executive notifies the Company of the existence of such circumstances pursuant to subsequent provisions of this Section 6(d)(ii):

                       (A) the assignment to the Executive of any duties, functions or responsibilities other than those contemplated by Section 3 hereof or materially inconsistent with the position with the Company that the Executive held immediately prior to the assignment of such duties or responsibilities or a significant adverse alteration in the nature or status of the Executive's responsibilities or the conditions of the Executive's employment from those contemplated in Section 3 hereof;

                       (B) any removal of the Executive from, or any failure to re-designate or re-elect the Executive to, the position of Chief Executive Officer as indicated in Section 3 hereof, except in connection with termination of the Executive's employment hereunder pursuant to subsection (b) or (c) of Section 6 hereof;

                       (C) a reduction by the Company in the Executive's Base Salary as in effect on the date hereof or as it may be increased from time to time, except for across-the-board salary reductions similarly affecting all management personnel of the Company;

                       (D) the relocation of the Company's Headquarters to a location more than 25 miles from its current location and more than 25 miles from Stamford, Connecticut, or the Company's requiring the Executive to be based anywhere other than the Company's offices at such location, except for required travel on Company business;

                       (E) the failure by the Company to pay to the Executive any portion of the Executive's current compensation within the time guidelines established pursuant to standard Company policy; or

                       (F) the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 9 hereof.

The Executive shall notify the Company that he believes that one or more of the circumstances described above exists, and of his intention to terminate this Agreement for Good Reason as a result thereof, within thirty (30) days of the time that he gains knowledge of such circumstances. The Executive shall not deliver a Notice of Termination until thirty (30) days after he delivers the notice described in the preceding sentence and may do so only if the circumstances described in such notice have not been fully corrected by the Company. The Executive's right to terminate his employment pursuant to this subsection shall not be affected by his incapacity due to accident or physical or mental illness.

         (e) Notwithstanding anything to the contrary set forth herein, subject to the Bylaws of the Company, the Board shall have the right by majority vote to terminate the Executive's employment for any reason at any time, subject to the consequences of such termination as set forth in this Agreement.

         (f) Any termination of the Executive's employment by the Company or the Executive (other than termination pursuant to subsection (a) hereof) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 11. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. If any dispute concerning termination of the Executive's employment under Section (b), (c),
(d)(i)(A) or (d)(i)(B) above results in a final determination as hereinafter provided that a proper basis for such termination did not exist, the Executive's employment hereunder shall be treated as having been terminated other than pursuant to Subsection (b), (c), (d)(i)(A) or (d)(i)(B), as the case may be, by the party who gave Notice of Termination.

         (g) "Date of Termination" shall mean: (i) if the Executive's employment is terminated by his death, the date of his death, (ii) if the Executive's employment is terminated pursuant to Subsection (b) above, thirty (30) days after Notice of Termination is given, and (iii) if the Executive's employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination for Cause shall not be less than thirty (30) days from the date such Notice of Termination is given, and in the case of a termination for Good Reason shall not be less than fifteen (15) nor more than sixty (60) days from the date such Notice of Termination is given).

         7. Compensation Upon Termination.

         (a) If the Executive's employment should be terminated by his death or disability, the Company shall pay any amounts due to the Executive or his beneficiaries under Section 5 through the Date of Termination in accordance with
Section 10(b), plus accrued vacation pay and all other unpaid amounts (if any) to which the Executive is entitled under any compensation or bonus plan of the Company and any deferred compensation (and earnings thereon) credited to the Executive, in each case at the time such payments are due.

         (b) If the Executive's employment should be terminated by the Company for Cause pursuant to Section 6(c) or by the Executive other than for Good Reason, the Company shall pay the Executive his Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, such payment to be made within the time guidelines established pursuant to standard Company policy, plus accrued vacation pay and all other unpaid amounts (if any) to which the Executive is entitled under any compensation or bonus plan of the Company and any deferred compensation and (earnings thereon) credited to the Executive, in each case at the time such payments are due.

         (c) If (A) in breach of this Agreement, the Company shall terminate the Executive's employment other than for disability pursuant to Section 6(b) or other than for Cause pursuant to Section 6(c) or (B) the Executive shall terminate his employment for Good Reason pursuant to clause (A) of Section 6
(d)(i), then:

                  (i) the Company shall pay the Executive (A) his full Base Salary through the Date of Termination, at the rate in effect at the time Notice of Termination is given, no later than the fifth day following the Date of Termination, plus (B) accrued vacation pay and all other unpaid amounts (if any) to which the Executive is entitled as of the Date of Termination under any compensation or bonus plan of the Company, at the time such vacation pay or other unpaid amounts are due under such vacation or other compensation plan or program, plus (C) any deferred compensation (and earnings thereon) credited to the Executive at the time such amounts are required to be paid to the Executive under the plan or program pursuant to which such deferred compensation (and earnings thereon) are held;

                  (ii) in lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination, the Company shall pay to the Executive as severance pay or as liquidated damages, or both, in a lump sum within ten (10) days of the Date of Termination an amount equal to, (x) two times the Executive's then current Base Salary, (y) two times the average of the annual bonuses paid to the Executive by the Company during the prior two years, and (z) two times the annual amounts set forth in Section 5(f) of this Agreement;

                  (iii) for a period of twenty-four (24) months following the Date of Termination, the Company shall arrange to provide the Executive with the Company-sponsored life, disability, accident and health insurance benefits substantially equivalent to those which he was receiving immediately prior to the event which led to the termination of the Executive's employment; provided, however, that the Executive will no longer be deemed to be an "employee" for purposes of any qualified or non-qualified retirement plan, any stock option or other equity incentive compensation arrangement or any successor plans thereto; and

                  (iv) if a "change in control of the Company" (as defined below) shall have occurred on or before the Date of Termination, then, in lieu of the payments and benefits provided in subsections (ii) and
         (iii) above, the Company shall pay as severance pay or as liquidated damages, or both, to the Executive, no later than the fifth day following the Date of Termination, a lump sum payment (the "Severance Payment") equal to 2.50 times his "base amount", as defined in section 280G of the Internal Revenue Code of 1986, as amended (the "Code"). Such base amount shall be determined in accordance with temporary or final regulations, if any, promulgated under section 280G of the Code and based upon the advice of the tax counsel referred to below. The Severance Payment shall be reduced by the amount of any other payment or the value of any benefit received or to be received by the Executive in connection with a change in control of the Company or his termination of employment (whether pursuant to the terms of this Agreement or any other plan, agreement or arrangement with the Company, any person whose actions result in a change of control, or any person affiliated with the Company or such person) unless (i) the Executive should have effectively waived his receipt or enjoyment of such payment or benefit prior to the date of payment of the Severance Payment, (ii) in the opinion of tax counsel selected by the Company's independent auditors and acceptable to the Executive, such other payment or benefit does not constitute a "parachute payment" within the meaning of section 280G(b)(2) of the Code (without regard to subsection (A)(ii) thereof), or (iii) in the opinion of such tax counsel, the Severance Payment (in its full amount or as partially reduced under this paragraph, as the case may be) plus all other payments or benefits which constitute "parachute payments" within the meaning of section 280G(b)(2) of the Code are reasonable compensation for services actually rendered, within the meaning of section 280G(b)(4) of the Code or are otherwise not subject to disallowance as a deduction by reason of section 280G of the Code. The value of any non-cash benefit or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of sections 280G(d)(3) and (4) of the Code.

         (d) For purposes of this Agreement, a "change in control of the Company" shall be deemed to have occurred if:

                  (i) any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, of any corporation owned, directly or indirectly, by all stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities;

                  (ii) during any period of one year (not including any period prior to the date of this Agreement), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii) or
         (iv) of this subsection) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-third (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

                  (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (b) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (as hereinabove defined) acquires more than 50% of the combined voting power of the Company's then outstanding securities; or

                  (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

         Notwithstanding the foregoing, the events set forth above shall not constitute a "change in control of the Company" for purposes of this Agreement, if the applicable event occurs due to the actions of the Executive and/or other members of the management of the Company (i.e. a management buy-out or similar transaction).

         (e) The payments provided for in paragraph (iv) of subsection (c) above shall be made not later than the fifth day following the Date of Termination; provided, however, that if the amounts of such payments cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in section 1274 (b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth day after demand by the Company (together with interest at the rate provided in section 1274(b)(2)(B) of the Code).

         (f) The ongoing benefits provided to the Executive pursuant to Section 7(c)(ii)(z) and Section 7(c)(iii) shall terminate upon the full-time employment of the Executive with another employer.

         8. Compensation Upon Non-Renewal.

         If the Executive's employment terminates due to the non-renewal of this Agreement by the Company or the Executive pursuant to Section 2 hereof, then:

                  (i) the Company shall pay the Executive (A) his full Base Salary through the termination date of his employment, plus (B) accrued vacation pay and all other unpaid amounts (if any) to which the Executive is entitled as of the termination date of his employment under any compensation or bonus plan of the Company, at the time such vacation pay or other unpaid amounts are due under such vacation or other compensation plan or program, plus (C) any deferred compensation (and earnings thereon) credited to the Executive at the time such amounts are required to be paid to the Executive under the plan or program pursuant to which such deferred compensation (and earnings thereon) are held; and

                  (ii) the Company shall, for a period of twenty-four (24) months following the termination date of his employment, make the payments set forth in Section 5(f) hereof with regard to the Personal Insurance Policies, arrange to provide the Executive with the Company-sponsored life, disability, accident and health insurance benefits substantially equivalent to those which he was receiving immediately prior to the event which led to the termination of the Executive's employment; provided, however, that the Executive will no longer be deemed to be an "employee" for purposes of any qualified or non-qualified retirement plan, any stock option or other equity incentive compensation arrangement or any successor plans thereto.

         9. Nondisclosure; Non-Competition.

         (a) Except as provided in paragraph (f) of this Section 9, all payments and other benefits payable under this Agreement shall be forfeitable and shall be discontinued in the event that the Executive breaches or fails to perform his obligations under this Section 9 or willfully engages in conduct which is materially injurious to the Company, monetarily or otherwise.

         (b) The executive agrees not to disclose following his Date of Termination, to any person not employed on a full-time basis by the Company or not engaged to render services to the Company, any confidential information obtained by him while in the employ of the Company, provided, however, that this provision shall not preclude the Executive from the use or disclosure of information known generally to the public or of information not considered confidential by persons engaged in the business conducted by the Company or from disclosure required by law or court order. The agreement made in this Section 9 shall be in addition to, and not in limitation or derogation of, any obligations otherwise imposed by law or by separate agreement upon the Executive in respect of confidential information of the Company.

         (c) During the term of this Agreement and for a period of twenty-four months after the Executive's Date of Termination or expiration of this Agreement in the event of non-renewal of this Agreement pursuant to Section 2 hereof, the Executive shall not, without the written consent of the Board, (i) directly or indirectly, whether as principal, agent, stockholder, employee, consultant or in any other capacity, engage in or have a financial interest in any company or enterprise which is in substantial competition with any substantial business actively conducted by the Company or any of its subsidiaries, provided, however, that this Subsection shall not be deemed to preclude or limit the Executive's right to own not more than two percent (2%) of the stock or other securities of any corporation, the shares of which are registered under Section 12 of the Securities Exchange Act of 1934, or (ii) hire for any personal or business purpose any person who is an employee of the Company at the date of such hiring or during the six (6) month period immediately prior thereto.

         (d) In the event of the termination of the Executive's employment under this Agreement by the Company for Cause, as set forth in Subsection 6(c) hereof, the Executive agrees to be bound by the provisions set forth in this Section 9.

         (e) The Executive acknowledges that the services to be rendered by him are of such a special, unique and extraordinary nature that an action at law for the collection of damages would not provide adequate relief to the Company for the enforcement of its rights in the event of an actual or threatened violation by the Executive of his commitments and obligations hereunder. The Executive agrees that upon the actual or threatened breach or violation of the commitments and obligations contained in this Section 9, the Company shall be entitled to seek both preliminary and permanent injunctive relief, in any action or proceeding brought in an appropriate court having jurisdiction over the Executive, to restrain him from committing any violation of such commitments and obligations.

         (f) The terms of paragraph (c) of this Section 9 shall cease to apply and shall be null and void, and the Company shall have no power to, and shall not, enforce paragraphs (a) and (e) of this Section 9 following any activity described in paragraph (c) of this Section, after termination of the Executive's employment by the Company other than for disability pursuant to Section 6(b) or other than for Cause pursuant to Section 6(c) or by the Executive for Good Reason pursuant to clause (A) of Section 6(d)(i).

         10. Successors; Binding Agreement.

         (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as he would be entitled to hereunder if he terminated his employment for Good Reason following a change in control of the Company, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 10 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

         (b) This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

         (c) Except as to withholding of any tax under the laws of the United States or any state or locality, neither this Agreement nor any right or interest hereunder nor any amount payable at any time hereunder shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, or other legal process, or encumbrance of any kind by the Executive or the beneficiaries of the Executive or by his legal representatives without the Company's prior written consent; provided, however, that nothing in this subsection shall preclude the Executive from designating a beneficiary to receive any benefit payable on his death, or the legal representatives of the Executive from assigning any rights hereunder to the person or persons entitled thereto under his will or, in the case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to his estate.




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


         11. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, or sent by overnight courier service, addressed as follows:

         If to the Executive:

         Alan Kessman
         11 Hedgerow Lane
         Greenwich, Connecticut  06831

         If to the Company:

         Vion Pharmaceuticals, Inc.
         4 Science Park
         New Haven, Connecticut  06511
         Attn:  Board of Directors

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         12. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by the Executive and such officer of the Company as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Connecticut without regard to its conflicts of laws principles. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. The obligations of the Company under Sections 7 and 8 and the obligations of the Executive under Section 9 shall survive the expiration of this term of this Agreement.

         13. Severability. If any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, such provision shall be interpreted so as to remain enforceable to the


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


maximum extent permissible consistent with applicable law and the remaining conditions and provisions or portions hereof shall nevertheless remain in full force and effect and shall be enforceable to the extent that they are valid, legal and enforceable.

         14. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         15. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes, with respect to such subject matter, all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto, including, without limitation, the January 1999 Agreement; and any prior agreement of the parties hereto in respect of the subject mater contained herein is hereby terminated and cancelled; except that this Agreement shall in no way adversely affect, alter or amend the rights of the Executive pursuant to currently outstanding stock options or in the agreements relating thereto.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

                                            VION PHARMACEUTICALS, INC.

                                            By:
                                               -------------------------------
                                            Name: William R. Miller
                                            Title: Chairman of the Board

                                            ----------------------------------
                                            Alan Kessman



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